UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  September 23, 2003

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about October 20, 2003.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 6, 7, 8, 9, 10, 13, 17, 18 and 19, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH SEPTEMBER 15, 2003

1.                                      Could you please provide some background on why non-asset based ocean shippers have to offer service through publicly filed tariffs instead of negotiating private contracts?

If you had asked this question in a more straightforward fashion, the answer could have been simple.  We would have responded that as NVOCC’s we are prohibited from negotiating private contracts with our customers and left it at that.  But no, you had to ask for “background on why” this all happened and this is not a simple thing to answer at all.

Since you asked for “some background”, we are going to start by bringing everyone up to speed.  This issue is topical because of a recent petition by one of our competitors for an exemption from the Shipping Act of 1984, to permit that company to negotiate, enter into and perform service contracts.  To date, that petition has spawned four others – three of these ask for somewhat the same thing in different ways and one is from a trade association asking for more generalized relief.  The comment deadline on the initial petition has been extended to October 10, 2003 by the Federal Maritime Commission (“FMC”) which is the regulatory agency with the power to grant exemptions under the Shipping Act.

If we travel back to 1916, ocean carriers were granted antitrust immunity which gave carriers the ability to combine together to fix prices, set standards of service and control capacity.  Now in exchange for this power, the carriers were required to offer their services according to tariffs to prevent discrimination among shippers.   This tariff requirement was enforced by the FMC and its predecessors.  In 1961, Congress enacted the “Bonner Bill” which required that all ocean tariffs be filed with the FMC.  While NVOCC’s did not have anti-trust immunity, as common carriers providing ocean service, they were subject to the Bonner Bill.

Now we need to press forward to the politics of the early 1980’s and note that as a reform of the laws applicable to ocean shipping was being crafted, a distinction in treatment between VOCC’s and NVOCC’s crept into the mix.  The asset guys, the VOCC’s, were allowed to enter into service contracts with their customers which allowed individualized non-tariff rates.  However, this was not total deregulation because the essential terms of the service contract needed to be published and similarly situated shippers were allowed to “me too” the contract.   Why the asset guys were allowed to enter into service contracts and NVOCC’s were not is really a matter of conjecture about the dark nature of politics.  Whether it was a pay back or just a case of the squeaky wheel getting the grease, when the votes were counted NVOCC’s were not allowed to offer their customers service contracts.

In 1998, Congress took another look at the partial deregulation of the ocean shipping business as they passed something called the Ocean Shipping Reform Act of 1998 (“OSRA”).  This reform kept the tariff filing rules, but allowed for confidential service contacts with rates withheld from the public and repealed the ability of similarly situated shippers to “me too” these secret rates.  NVOCC’s were not included in this reform because the US Senate voted 72 to 25 to defeat an amendment that would have allowed the NVOCC’s to also offer their customers confidential service contracts.  The amendment was described as a “killer” amendment to a “carefully crafted compromise”.

At the same time, the OSRA also made changes to the “Exemptions” section that led to the present petitions.  So, in summary, the asset guys were granted anti-trust immunity which allowed them to conspire to fix prices.  In exchange, they were required to offer service through non-discriminatory tariff filings.  In 1961, these filings became mandatory for both the asset and non-asset providers.  By 1984, the laws were changed such that the asset guys were allowed to offer service by individualized contract or by tariff.  These contracts needed to be made public and similarly situated shippers were allowed to “me too” the contract terms.  In 1998, the rates became secret and the ability to “me too” the contract disappeared.

How it happened is a matter of a public vote in the Senate taken on April 21, 1998, to ask why this all happened is to ask a very difficult and subjective question.

2.                                      How would your business be affected if this restriction were lifted?  Does management believe that they would materially benefit if exemptions to the Shipping Act were granted to a broader range of NVOCCs (other than just those that have filed petitions with the FMC), which enabled the NVOCCs to enter confidential service contracts? Please explain.

We have always maintained that operating in a regulated environment has held our business back.  Unlike many who may profess disdain for governmental regulation and interference, but “belly up to the bar” for their share whenever a government handout is available, we actually believe what we say.

We as non-asset based NVOCC’s do not have any sort of anti-trust immunity and we don’t need or want immunity.  Yet, we the non-immune, are stuck filing all of our rates in a tariff that nobody except the FMC has seen.  We operate in an environment where our customers know the market rates and where the asset based players are able to make secret deals with each other and offer secret rates and terms of service to those segments of the market they wish to serve.  This is not common carriage, as we understand the term.

We’re not prepared to quantify just how material we think that an unregulated environment would be for our business.  We do believe that it is important that the FMC treat all non-asset players in an identical manner.  That is what seems to be required in a plain reading of the “exemption section” of the Shipping Act, but you always have to worry about running afoul of a “carefully crafted compromise” by those willing to employ lobbyists.

3.                                      Does the lack of a confidential contracts truly hinder a forwarders competitive position?  It seems to me that in most industries, competitive pricing is fairly well known, despite having confidential contracts.

As we noted above, it is our belief that business would be better for Expeditors in a fully deregulated environment.  We actually do think it would make a difference for several reasons, the cost of compliance being one of them.  While competitive pricing might be fairly well known in a non-regulated environment, the requirement to provide freight pricing according to a tariff that nobody cares about can’t help but keep some competitors at a government enforced disadvantage.

4.                                      All other things being equal, are not higher prices for transportation a positive for the forwarding industry?  In addition to having a healthier carrier base, is it not easier to assess a $10 fee in a $150 freight bill versus a $100 freight bill?

Higher price, in and of itself, is not the panacea you describe.  This is because of the simple dynamics of the freight business.  When prices are high, typically it is because space is at a premium and this means that margins typically contract.  At a lower price, it is possible that there may well be a higher margin.  In the majority of cases where we are acting as airfreight forwarders, we are not just collecting a fee.  Rather, we are in the role of a consolidator whereby we quote rates to customers and buy space in bulk from carriers.

5.                                      Your ocean freight yields have contracted in the first half of 2003, but how would your net revenue per transaction compare to last year?

Net revenue per forty-foot equivalent unit in August 2003 is roughly comparable with the same month of 2002.

6.                                      How has airfreight and ocean freight rates trended over the past month in general and relative to your expectations?

As of mid-September 2003, freight rates have risen somewhat as is seasonally expected.   As of now, ocean freight rates are in line with management’s internal expectations.  Obviously, airfreight rates still have not risen to a level commensurate with the underlying carrier rate increases.

7.                                      Are there any significant developments in your China expansion plan? If so, please give an update.

We continue to establish satellite offices throughout the People’s Republic of China (PRC) as business continues to move inland from the large metropolitan areas on the east coast.  We don’t really know what you mean by significant developments.  We would categorize our ongoing efforts as “more of the same” as we continue to build a stronger foundation in the PRC.

8.                                      For most freight forwarders, ocean net revenue margins have been lower for much of 2003. We attribute this mostly to freight forwarders having difficulty passing through carrier rate increases. Please opine on any recent trends related to this matter. We would expect the entirety of the rate increases to eventually be passed through to your customers causing improvement in ocean net revenue margins. Do you believe this will happen? When?

Passing through ocean rate increases was somewhat problematic in the second quarter of 2003 and this may have extended into our third quarter, primarily due to timing.  We think that over the course of the third quarter, we have had adequate levels of customer acceptance of these market ocean rate increases.

9.                                      Do you expect to have any statutory redundancy payments in Europe in the current quarter?

We presently expect nothing material in connection with redundancy payments in Europe for the third quarter of 2003.  The only extraordinary costs we expect to roll through Europe are the final costs of closing down and vacating a Rotterdam distribution center.  While those costs will amount to nearly $.01 per share in the third quarter, at least that nightmare is behind us, the bleeding has stopped and hopefully the final monkey has left the living room.

10.                               Do you see stricter rules coming from the Customs and Border Protection and other agencies as a competitive advantage for larger, more sophisticated (better technology) freight forwarders like Expeditors?

We hope that our technology platforms are advanced enough to turn the new security requirements into a competitive advantage.

11.                               Recently a competitor of yours commented that peak airfreight shipping season had started off slow.  Is this trend similar to what Expeditors experienced over August and into September.  What are Expeditors’ thoughts on peak airfreight shipping season during 2003 versus years past?

We think we answered this question in our recent press release on September 18, 2003.  As of mid-September 2003, the peak season shipping patterns are not as strong as what was experienced last year, for a multitude of reasons.

12.                               Please comment on airfreight and ocean freight volume trends thus far through the third quarter of 2003 versus management expectations.

Ocean volumes actually somewhat exceeded our internal expectations.  On the other hand, airfreight volumes came up short—off by approximately 10%.  In addition to the reduction in tonnage, we also experienced compressed margins.

13.                               Are any parts of the world realizing the economic recovery many had assumed for the second half of 2003?  If so, where?

Actually, there does appear to be “turning” going on. It’s very subtle and even somewhat fragile at this stage which seems to be taking the form of cautious outlooks on the part of our customers.  This is understandable in the wake of some of what many firms, particularly the high-tech market, witnessed in the last two years.

14.                               How long is an office open before it is included in your same-store calculations?  In the last 8-K you point out that there have been no office openings in 18 months, but your answer to another question suggests that the second quarter of 2003 same store operating income excluded startup losses.

An office is excluded for one full year from the same store calculation.  This means that an office has to have been operating for the entire quarter a year ago to be included as part of the same store figure this year.  If an office was only open for part of the quarter in the prior year, then it is excluded in the current year.

15.                               Can you please provide an update on the percentage of your ocean and air business where the company has pre-committed rates and/or volumes with carriers and customers?

We are sure that it is impossible to update information that we have never supplied.  The fact of the matter is, we don’t know exactly what these percentages would be at any given time.  We have some pre-committed space contracts with all of our ocean carriers as yearly contracts are much more common with ocean freight.  We also have some committed-space airfreight contracts, albeit this is a much less significant portion of our total airfreight spend.

16.                               Have many of your customers fully outsourced the management of international freight to Expeditors?  Do current discussions with customers indicate any impending increase in outsourcing?

Actually none of our customers fully outsource the management of their international freight to Expeditors and we’re not aware of any customer with plan like the ones you reference.

The term “outsourced” is much abused and probably not totally understood.  We do know that there have been some accounts that have experimented with this in the past (not our accounts and not with us). Those experiments tended to have been failures and were rectified in short order.  There is an inherent conflict in “outsourcing” logistics functions that some fail to see until they suffer a bit.

Our role is to assist customers in making borders disappear.  The customer needs to make the major decisions and then it is up to us to make it happen.

17.                               Regarding the pre-announcement for the third quarter of 2003, would you please put a little more color on the weak airfreight volume and lower airfreight margins in August?  We were aware that comparisons would be difficult, but are there any other dynamics that contributed to the lower airfreight volume?  Were there any timing imbalances with a large shipment or have the expectations for a stronger holiday season (i.e., higher shipments of electronic and retail items) changed?

Making a pre-announcement guiding downward is not dissimilar from being placed in the position of the pig at a large barbeque.  If you know that you are going to get the apple and the stick, you are largely indifferent as to which comes first.  Once you get past these two, it is easy to take the heat.

It is our turn on the spit, so excuse us as we try to talk past this apple in our mouth, and we will try to explain in more detail what we think is going on. To do this we need to go back about one year and take a hard look at the last half of 2002.

In 2002, for several reasons, ocean capacity going into the last part of the second quarter was very tight. This had a lot to do with the excess capacity having been taken off the market at that time in anticipation of new ships coming into service.  In addition, several of our large retail accounts, for their own internal reasons, shifted certain volumes of what had traditionally been ocean freight to airfreight.  With the threat of the west coast labor disruptions looming on the forefront, other customers started looking for ocean freight alternatives.

As we have noted before, because of the scale difference between ocean and airfreight, it doesn’t take a lot of ocean freight flooding into the airfreight markets to really distort the situation.  The fallout of all of this was a very strong airfreight product last year.

Now continuing with the distressed pig theme in this answer, we need to imagine a slow moving pig that has just been swallowed by a large snake.  The pig is gone, but for some time it remains visible in the snake.  Looking forward to 2003, we knew that we needed to focus on the now departed pig.  As the snake in this analogy (and yes we are aware that there are some in the analyst community who refer to us in much stronger terms) swallowing this mode shift, we were very focused on the obvious direct effects – the “this years victory is next year’s hurdle” kind of thing.

What we would not know until this year, and indeed that reason we deferred speculating much about it in 2002, was the extent to which the airfreight cargo gains made in 2002 would be perpetuated in 2003.

Skip ahead to this year.  The airfreight business is very much a “building” kind of proposition. Charters not-withstanding, we tendered a lot of airfreight to our direct carrier partners in 2002.  As we began planning for 2003, we were tied into a position where our historical levels from 2002 had to be maintained.  In the meantime, in reaction to the unprecedented rate increases which occurred in 2002, many customers rationalized their supply chains and switched back to ocean freight and began carrying more inventory.

While a certain amount of this mode shift could be expected, even in an improving general market, we are missing the kind of demand for services such that we can leverage volumes to the degree necessary to offset the shift.  This explanation is consistent with the phenomenon we noted and commented on during the first and second quarters of 2003, where the freight volumes within the quarter were more rational and were more steady as compared with the skewed patterns we had previously experienced - where profits built each month within the quarter to a crescendo in the third month of the quarter.

Looking back it is clear that last year was a really big pig that we could neither pretend we did not swallow nor ignore the effects of what swallowing did to us.  As this year’s busier season started to play out, it became obvious that what had been our base-load last year had “morphed” somewhat.  This left us in a position where we did not have the market leverage to drive our pricing to the degree necessary to compensate for the year over year shortfall in airfreight tonnage.  The next thing you know, you have a snake with an apple in its mouth looking over at the stick.

18.                               Was there any shift in the dynamics concerning airfreight capacity during July and August 2003?

No, capacity seems to be very much at equilibrium in the airfreight markets, particularly in Asia, in fact, uncannily so for this time of year.  However, compared with what we saw in 2002, there doesn’t seem to be as severe a peak season developing that could modify this equilibrium.  However, this can change very quickly and for all we know perhaps it will.

19.                               Is there any reason not believe that August 2003 was just an anomaly? Meaning has there been a change in competitive dynamics, growth opportunities, or carrier capacity?

At this stage, we’re comfortable that there has not been any fundamental change in the business or in the market. From a competitive pricing standpoint, we have recently seen some absolutely stupid actions by competitors who seem to be bidding on business, below cost, in an attempt to gain market share.

Somebody is going to get hurt, but at this point it is not clear if it is the competition or their customers.

20.                               While the North American economy has remained soft, is it fair to assume that the soft North American economy had little impact on airfreight volume in August 2003 since ocean freight apparently continues to do well?

We have said before that we have seen a subtle turning in economic prospects.  That having been said, the economy had little effect on last year’s airfreight numbers.  Our 2002 figures were really a result of conditions in the relative airfreight and ocean freight markets. These conditions had very little to do with the strength of the underlying economy.

By the same token, in 2003, the economy, albeit turning, is still soft.  We’ve taken a lot of ocean market share and there has been some shift from air to ocean.  This shift, while very meaningful in its loss from the airfreight tonnage statistics, has had little effect on the overall ocean volumes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

September 23, 2003	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

September 23, 2003	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President- Chief Financial Officer and Treasurer